Exhibit 99.1

For:  NORIT Americas Inc., Marshall, TX and Calgon Carbon Corp., Pittsburgh, PA

NEWS RELEASE

Unfairly Traded Imports from China Injure U.S. Activated Carbon Industry
Significant Duties to be Imposed on Chinese Imports

(Washington, D.C.) (March 29, 2007) – A U.S. government commission responsible for investigating unfair trading practices determined today that unfairly priced steam activated carbon imports from China are causing material injury to the U.S. industry producing activated carbon.

The affirmative decision of the International Trade Commission (ITC) triggers the imposition of significant antidumping duties, ranging from 62% to 228%, on the activated carbon that is the subject of the investigation.  It culminates a year-long investigation into allegations of dumping that was initiated in March 2006 by NORIT Americas Inc., Marshall, TX and Pittsburgh-based Calgon Carbon Corp. (NYSE: CCC).

Earlier in the investigation, the Department of Commerce had calculated the antidumping duties based on extensive economic analysis of the operations and pricing practices of the Chinese producers and exporters.   Antidumping duties are collected by U.S. Customs and Border Protection when the product arrives in the United States.  Antidumping duties are intended to offset the amount by which activated carbon from China is sold at less than fair value in the United States; thus, eliminating the margin of dumping.  The affirmative ITC decision initiates the prompt application of the duties, which will be imposed for at least five years.

“Based on the facts of the case, we were optimistic that the ITC Commissioners would vote in our favor,” said David A. Hartquist, lead counsel to the petitioners. “The U.S. activated carbon industry can and will compete with any producers in the world, if imports are fairly traded and not dumped.”

Typical uses of steam activated carbon include removing objectionable tastes and odors from drinking water; reducing organic compounds in waste water; removing color and impurities from foods and chemicals; and removing mercury and dioxins from flue gas emissions.

David A. Hartquist is head of the International Trade and Customs Practice of Kelley Drye Collier Shannon in Washington, D.C.